EXHIBIT 23.2

Consent of Independent Auditors

We consent to the references to our firm under the captions “Experts,” “Summary Combined and Pro Forma Financial Data,” and ‘‘Selected Historical Financial Data” and to the use of our report dated June 12, 2002 with respect to the balance sheet of CP&P, Inc. and to our report dated June 12, 2002 (except Notes 1 and 16, as to which the date is                     , 2002) with respect to the combined financial statements of Georgia-Pacific Corporation — Consumer Products, Packaging, and Paper and Pulp Businesses, in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-90596) and related Prospectus of CP&P, Inc. for the registration of              shares of its common stock.

ERNST & YOUNG LLP

Atlanta, Georgia
                    , 2002

The foregoing consent is in the form that will be signed upon the completion of certain of the reorganization transactions and agreements described in Notes 1 and 16 to the financial statements of Georgia-Pacific Corporation — Consumer Products, Packaging, and Paper and Pulp Businesses and upon completion of this registration statement to include the receipt by CP&P, Inc. of all required consents of experts.

Atlanta, Georgia
June 19, 2002